 Exhibit 10.a -- Merger Agreement
================================================================================


                                MERGER AGREEMENT


                                      among


                           BANK OF GRANITE CORPORATION
                                      Buyer


                             GLL & ASSOCIATES, INC.
                                   the Company


                                       and


                               THE SHAREHOLDERS OF
                             GLL & ASSOCIATES, INC.
                                     Sellers








                          Dated as of November 3, 1997

================================================================================

                                TABLE OF CONTENTS

                                                                     Page

                                    ARTICLE I

                                  DEFINED TERMS

      1.1.       Definitions . . . . . . . . . . . . . . . . . . . . . .1

                                   ARTICLE II

                                   THE MERGER

      2.1.       The Merger. . . . . . . . . . . . . . . . . . . . . . .5
      2.2.       Articles of Incorporation . . . . . . . . . . . . . . .5
      2.3.       Bylaws. . . . . . . . . . . . . . . . . . . . . . . . .5
      2.4.       Directors and Officers. . . . . . . . . . . . . . . . .5
      2.5.       Approval. . . . . . . . . . . . . . . . . . . . . . . .6
      2.6.       Effective Time. . . . . . . . . . . . . . . . . . . . .6
      2.7.       Filing of Articles of Merger. . . . . . . . . . . . . .6

                                   ARTICLE III

             CONVERSION AND EXCHANGE OF SHARES FOR THE MERGER PRICE

      3.1.       Shares. . . . . . . . . . . . . . . . . . . . . . . . .6
      3.2.       Merger Sub Shares . . . . . . . . . . . . . . . . . . .6
      3.3.       Merger Price. . . . . . . . . . . . . . . . . . . . . .6
      3.4.       Closing Payment . . . . . . . . . . . . . . . . . . . .6

                                   ARTICLE IV

                                   THE CLOSING

      4.1.       Closing . . . . . . . . . . . . . . . . . . . . . . . .7
      4.2.       Deliveries by the Sellers and the Company . . . . . . .7
      4.3.       Deliveries by the Buyer . . . . . . . . . . . . . . . .7

                                    ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

      5.1.       The Company . . . . . . . . . . . . . . . . . . . . . .8




                                        i

      5.2.       The Sellers . . . . . . . . . . . . . . . . . . . . . .9
      5.3.       Assets. . . . . . . . . . . . . . . . . . . . . . . . .9
      5.4.       Interests in Real Property. . . . . . . . . . . . . . 10
      5.5.       Absence of Undisclosed Liabilities. . . . . . . . . . 10
      5.6.       Contracts . . . . . . . . . . . . . . . . . . . . . . 10
      5.7.       Intellectual Property Rights. . . . . . . . . . . . . 11
      5.8.       Financial Statements. . . . . . . . . . . . . . . . . 11
      5.9.       Loans, Accounts, Notes and Other Receivables. . . . . 11
      5.10.      Securities Portfolio and Investments. . . . . . . . . 12
      5.11.      Legal Compliance. . . . . . . . . . . . . . . . . . . 12
      5.12.      Taxes and Tax Returns . . . . . . . . . . . . . . . . 12
      5.13.      Litigation. . . . . . . . . . . . . . . . . . . . . . 13
      5.14.      Labor and Employment Matters. . . . . . . . . . . . . 13
      5.15.      Employee Benefit Plans; ERISA . . . . . . . . . . . . 14
      5.16.      Insurance . . . . . . . . . . . . . . . . . . . . . . 16
      5.17.      Transactions with Affiliates. . . . . . . . . . . . . 16
      5.18.      Environmental Matters . . . . . . . . . . . . . . . . 16
      5.19.      Absence of Changes or Events. . . . . . . . . . . . . 17
      5.20.      Bank Accounts . . . . . . . . . . . . . . . . . . . . 17
      5.21.      Corporate and Personnel Data. . . . . . . . . . . . . 18
      5.22.      Licenses and Permits. . . . . . . . . . . . . . . . . 18
      5.23.      Investment. . . . . . . . . . . . . . . . . . . . . . 18
      5.24.      Certain Regulated Businesses. . . . . . . . . . . . . 18
      5.25.      Commissions . . . . . . . . . . . . . . . . . . . . . 18
      5.26.      Full Disclosure . . . . . . . . . . . . . . . . . . . 19

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      6.1.       Organization. . . . . . . . . . . . . . . . . . . . . 19
      6.2.       Authority Relative to this Agreement. . . . . . . . . 19
      6.3.       Consents and Approvals, No Violations . . . . . . . . 19
      6.4.       Issuance of Shares of the Buyer's Stock . . . . . . . 19
      6.5.       Reports . . . . . . . . . . . . . . . . . . . . . . . 19
      6.6.       Buyer's Financial Statements. . . . . . . . . . . . . 20
      6.7.       Absence of Changes. . . . . . . . . . . . . . . . . . 20
      6.8.       Commissions . . . . . . . . . . . . . . . . . . . . . 20
      6.9.       Full Disclosure . . . . . . . . . . . . . . . . . . . 20

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

      7.1.       Ordinary Conduct. . . . . . . . . . . . . . . . . . . 20
      7.2.       Covenants of the Sellers. . . . . . . . . . . . . . . 22
      7.3.       Covenants of the Buyer. . . . . . . . . . . . . . . . 23




                                       ii

      7.4.       Monthly Distributions . . . . . . . . . . . . . . . . 23
      7.5.       Reorganization for Tax Purposes . . . . . . . . . . . 24
      7.6.       Accounting Treatment. . . . . . . . . . . . . . . . . 24
      7.7.       Consummation of Agreement . . . . . . . . . . . . . . 24
      7.8.       Schedules to Agreement. . . . . . . . . . . . . . . . 24
      7.9.       Corporate Action. . . . . . . . . . . . . . . . . . . 24
      7.10.      Maintenance of Corporate Existence. . . . . . . . . . 25
      7.11.      No Solicitation . . . . . . . . . . . . . . . . . . . 25

                                  ARTICLE VIII

                      DISCLOSURE OF ADDITIONAL INFORMATION

      8.1.       Access to Information . . . . . . . . . . . . . . . . 25
      8.2.       Access to Premises. . . . . . . . . . . . . . . . . . 25
      8.3.       Confidentiality . . . . . . . . . . . . . . . . . . . 25
      8.4.       Publicity . . . . . . . . . . . . . . . . . . . . . . 25

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

      9.1.       Mutual Conditions . . . . . . . . . . . . . . . . . . 26
      9.2.       Conditions to the Obligations of the Company and
                   the Sellers . . . . . . . . . . . . . . . . . . . . 26
      9.3.       Conditions to the Obligations of the Buyer. . . . . . 27

                                    ARTICLE X

                                   TERMINATION

      10.1.      Termination . . . . . . . . . . . . . . . . . . . . . 28
      10.2.      Procedure and Effect of Termination . . . . . . . . . 29

                                   ARTICLE XI

                                 INDEMNIFICATION

      11.1.      Survival of Representations . . . . . . . . . . . . . 29
      11.2.      Sellers' Agreement to Indemnify . . . . . . . . . . . 29
      11.3.      Buyer's Agreement to Indemnify. . . . . . . . . . . . 31

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

      12.1.      Expenses. . . . . . . . . . . . . . . . . . . . . . . 32
      12.2.      Action by Sellers . . . . . . . . . . . . . . . . . . 32
      12.3.      Amendment and Modification. . . . . . . . . . . . . . 32
      12.4.      Waiver of Compliance; Consents. . . . . . . . . . . . 32
      12.5.      Notices . . . . . . . . . . . . . . . . . . . . . . . 32
      12.6.      Assignment; Third Party Beneficiaries . . . . . . . . 34
      12.7.      Separable Provisions. . . . . . . . . . . . . . . . . 34
      12.8.      Governing Law . . . . . . . . . . . . . . . . . . . . 34
      12.9.      Counterparts. . . . . . . . . . . . . . . . . . . . . 34
      12.10.     Interpretation. . . . . . . . . . . . . . . . . . . . 34
      12.11.     Entire Agreement. . . . . . . . . . . . . . . . . . . 34






                                       iv

                                    SCHEDULES

 Schedule 5.1(b)     Capitalization
 Schedule 5.1(d)     Subsidiaries and Affiliates
 Schedule 5.1(f)     Consents and Approvals
 Schedule 5.2        Ownership of Shares
 Schedule 5.3        Assets
 Schedule 5.4        Real Property
 Schedule 5.5        Undisclosed Liabilities
 Schedule 5.6        Contracts
 Schedule 5.7        Intellectual Property
 Schedule 5.8        Financial Statements
 Schedule 5.9        Loans, Accounts, Notes and Other Receivables
 Schedule 5.10       Securities Portfolio and Investments
 Schedule 5.11       Legal Compliance
 Schedule 5.12       Taxes
 Schedule 5.14       Labor and Employment Matters
 Schedule 5.15       Employee Benefit Plans; ERISA
 Schedule 5.16       Insurance
 Schedule 5.17       Transactions with Affiliates
 Schedule 5.18       Environmental Matters
 Schedule 5.19       Absence of Changes or Events
 Schedule 5.20       Bank Accounts
 Schedule 5.21       Corporate and Personnel Data
 Schedule 5.22       Licenses and Permits
 Schedule 6.3        Buyer's Consents and Approvals
 Schedule 7.1        Conduct Prior to Closing


                                    EXHIBITS

 Exhibit A           Plan of Merger
 Exhibit B           Employment Agreement of Gary L. Lackey

                                MERGER AGREEMENT


      THIS MERGER AGREEMENT (this "Agreement"), dated as of November 3, 1997, is by and among BANK OF GRANITE CORPORATION, a Delaware corporation (the "Buyer"), GLL & ASSOCIATES, INC., a North Carolina corporation (the "Company"), and GARY L. LACKEY, LEWIS E. HUBBARD, EMMA B. HUBBARD, BRUCE R. HUBBARD, LEWIS E. HUBBARD, JR., BEVERLY H. GODFREY, and the EAGAN FAMILY TRUST, under irrevocable agreement dated July 16, 1997 (collectively, the "Sellers").

                              Background Statement

      The Buyer and the Company desire to effect a merger pursuant to which the Merger Sub (as defined below) will merge with and into the Company and the Company will be the surviving corporation. The Sellers, who are all of the shareholders of the Company, will receive common stock of the Buyer as consideration for the merger.

                             Statement of Agreement

      In consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:


                                   ARTICLE I.

                                  DEFINED TERMS

      1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

      "Affiliate" means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this Agreement, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

      "Agreement" means this Merger Agreement.

      "Applicable Law" means, as to any Person, all applicable statutes, codes, laws, ordinances, rules, orders, decrees and regulations of any Governmental Authority.

      "Articles of Merger" has the meaning given to it in Section 2.6.

      "Assets" means all of the assets, rights, interests and properties of the Company of any nature whatsoever, whether real, personal, tangible or intangible.

      "Average Closing Price" means the simple average of the closing price of the Buyer's Stock on the Nasdaq National Market System at the close of trading on each of the ten trading days immediately preceding the date immediately prior to the Closing Date.

      "Business Day" means any day excluding Saturday, Sunday and any day that shall be a legal holiday in North Carolina.

      "Buyer" means Bank of Granite Corporation, a Delaware corporation.

      "Buyer Affiliates" has the meaning given to it in Section 11.2.

      "Buyer's Stock" means the common stock of Bank of Granite Corporation, as traded on the Nasdaq.

      "Closing" means the closing of the Merger, as identified more specifically in Article IV.

      "Closing Date" has the meaning given to it in Section 4.1.

      "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

      "Company" means GLL & Associates, Inc., a North Carolina corporation.

      "Contract" means any agreement, warranty, indenture, mortgage, guaranty, lease, license or other contract, agreement, arrangement, commitment or understanding, written or oral.

      "Eagan Line of Credit" has the meaning given to it in Section 7.1(d).

      "Eagan Trust" means the Eagan Family Trust, under irrevocable agreement dated July 16, 1997.

      "Effective Time" has the meaning given to it in Section 2.6.

      "Employment Agreement" means the Employment and Noncompetition Agreement between the Surviving Corporation and Gary L. Lackey in the form attached hereto as Exhibit B.

      "Environmental Assessment" means any and all soil and groundwater tests, surveys, environmental assessments and other inspections, tests and inquiries conducted by the Buyer or any agent of the Buyer and related to the Real Property.

      "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, permit, directive, license, approval, guidance, interpretation, order or other legal requirement relating to the protection of human health or the environment, including, but not limited to, any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment. Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability

 Act (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.) ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. ss. 300 et seq.) and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.) ("OSHA"), as such laws and regulations have been or are in the future amended or supplemented, and each similar federal, state or local statute, and each rule and regulation promulgated under such federal, state and local laws.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

      "Financial Statements" means, on a consolidated basis, the Company's audited statements of income and stockholders' equity for the years ended December 31, 1996, 1995 and 1994 and audited balance sheets as of December 31, 1996, 1995 and 1994, as well as the unaudited interim statements of income and stockholders' equity for each of the months subsequent to December 31, 1996 through October 31, 1997 (or if Closing does not occur in November 1997, such other month-end on or immediately prior to Closing) and the unaudited interim balance sheet as of the end of each month subsequent to December 31, 1996 through October 31, 1997 (or if Closing does not occur in November 1997, such other month-end on or immediately prior to Closing).

      "Generally Accepted Accounting Principles" means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person's prior financial practice.

      "Governmental Authority" means any nation, province, state or other political subdivision thereof, and any agency, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

      "Hazardous Material" means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law or is otherwise regulated under any Environmental Law; or (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law.

      "Hubbards" means Lewis E. Hubbard, Emma B. Hubbard, Bruce R. Hubbard, Lewis E. Hubbard, Jr. and Beverly H. Godfrey.

      "Intellectual Property" means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in

                                        3
 connection therewith, (d) all know-how, trade secrets, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, pricing and cost information and business and marketing plans and proposals),
 (e) all computer software (including data and related documentation) and (f) all other proprietary rights.

      "Merger" means the merger of the Merger Sub into the Company, as more specifically described herein.

      "Merger Price" has the meaning set forth in Section 3.3.

      "Merger Sub" means GLL Acquisition Corp., a North Carolina corporation and a wholly owned subsidiary of the Buyer.

      "Permitted Liens" has the meaning given to it in Section 5.3.

      "Person" means a corporation, a company, an association, a joint venture, a partnership, an organization, a business, an individual, a trust or a government or political subdivision thereof or any government agency or any other legal entity.

      "Plan" means, with respect to the Company, any employee pension, retirement, profit-sharing, stock bonus, incentive, deferred compensation, stock option, employee stock ownership, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance or other plan, fund, program, policy, contract or arrangement, whether arrived at through collective bargaining or otherwise, providing employee benefits (including but not limited to any "employee benefit plan" as that term is defined in Section 3(3) of ERISA and any employee benefit plan that is a "cafeteria plan" as described in
 Section 125 of the Code), currently maintained or previously maintained at any time in the last five years by, sponsored in whole or in part by, or contributed to by the Company, for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries, whether created in writing, through an employee manual or similar document, or orally.

      "Plan of Merger" means the Plan of Merger between the Buyer, the Merger Sub and the Company, substantially in the form attached as Exhibit A.

      "Real Property" means any land, building or premises in which the Company has ownership or possessory rights, whether by title, lease or otherwise.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Sellers" means Gary L. Lackey, Lewis E. Hubbard, Emma B. Hubbard, Bruce R. Hubbard, Lewis E. Hubbard, Jr., Beverly H. Godfrey and the Eagan Trust.

      "Shares" has the meaning given to it Section 3.1.

      "Surviving Corporation" has the meaning given to it in Section 2.1.

      "Taxes" means all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including without limitation income, gross receipts, excise, property, estate, sales, use, value added,

                                        4
 transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes, as well as any interest, penalties and other additions to such taxes, charges, fees, levies or other assessments.

      "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

                                   ARTICLE II.

                                   THE MERGER

      2.1 The Merger. On the terms and subject to the conditions of this Agreement, the Plan of Merger and North Carolina law, at the Effective Time, the Merger Sub shall merge into the Company, the separate existence of the Merger Sub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation").

      2.2 Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation as may be amended by the Articles of Merger filed pursuant to this Agreement until further amended in accordance with applicable law.

      2.3 Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

      2.4 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable law, the directors of the Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of the Merger Sub at the Effective Time shall be the officers of the Surviving Corporation. Promptly after Closing, the Buyer shall cause Gary L. Lackey to be duly appointed as President and duly elected as a director of the Surviving Corporation.

      2.5 Approval. The Sellers and the Company shall take and cause to be taken all action necessary to approve and authorize the Merger and other transactions contemplated hereby.

      2.6 Effective Time. The Merger shall become effective on the date and at the time of filing of articles of merger, in the form required by and executed in accordance with the laws of North Carolina (the "Articles of Merger"), or at such other time specified in the Articles of Merger. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

      2.7 Filing of Articles of Merger. At or as soon as practicable after the Closing, the Company and the Buyer shall cause the Articles of Merger to be executed and filed with the Secretary of State of North Carolina, as required by the laws of North Carolina, and shall take any and all other actions and do any and all other things to cause the Merger to become effective as contemplated hereby.

                                  ARTICLE III.

             CONVERSION AND EXCHANGE OF SHARES FOR THE MERGER PRICE

      3.1 Shares. (a) All of the shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time (the "Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted at the Effective Time into the right to receive the Merger Price (as defined below in Section 3.3).

      (b) All Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall at the Effective Time no longer be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of certificates representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except for the right to receive the Merger Price for such Shares upon the surrender of such certificates.

      (c) Notwithstanding anything contained in this Section 3.1 to the contrary, each Share held in the treasury of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof, and no payment shall be made with respect thereto.

      (d) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled.

      3.2 Merger Sub Shares. Each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

      3.3 Merger Price. (a) At the Effective Time and upon surrender to the Buyer of properly endorsed certificates representing the Shares, the Sellers shall be entitled to receive and the Buyer shall pay or issue and deliver to the Sellers the number of shares of the Buyer's Stock with a value, based on the Average Closing Price, of $3,500,000 (the value of such stock, the "Merger Price").

      (b) No fractional shares of the Buyer's Stock shall be issued in connection with the Merger. If any Seller otherwise has the right to receive .5 or more of a share of the Buyer's Stock, such Seller shall receive an additional share of the Buyer's Stock; otherwise, such Seller shall not receive any shares of the Buyer's Stock or other consideration for such a fractional interest in the Merger Price.

      3.4 Closing Payment. At the Effective Time, the Buyer shall issue and deliver to each Seller the number of shares of the Buyer's Stock with a value, based on the Average Closing Price, of the product of (a) the Merger Price, multiplied by (b) the quotient of the number of Shares owned by each Seller (as represented in Section 5.2) divided by the total number of Shares issued and outstanding immediately prior to the Closing (as represented in Section 5.1(b)).

                                   ARTICLE IV.

                                   THE CLOSING

      4.1 Closing. The Closing of the Merger shall take place at the offices of Robinson, Bradshaw & Hinson, P.A. in Charlotte, North Carolina on November 5, 1997, or on such other date or at such other location as the Buyer and the Company may mutually agree (such date, the "Closing Date"). The Closing shall be effective upon the filing of the Articles of Merger or at such other time as may be specified in the Articles of Merger. At the Closing, the parties will execute, deliver and file all documents necessary to effect the transactions contemplated herein, including the Articles of Merger.

      4.2 Deliveries by the Sellers and the Company. At or by the Closing, the Sellers and the Company shall have caused the following documents to be executed and delivered to the Buyer:

      (a) the Employment Agreement;

      (b) canceled certificates representing the Shares;

      (c) the opinions, certificates, instruments and other documents contemplated in Section 9.3; and

      (d) all other documents, certificates and instruments required hereunder to be delivered by the Sellers and the Company, or as may reasonably be requested by the Buyer at or prior to the Closing.

      4.3 Deliveries by the Buyer. At or by the Closing (except with respect to the stock certificates in subclause (b), which shall be issued and delivered to the Sellers as soon as reasonably practicable after the Closing), the Buyer shall have caused the following documents to be executed and delivered to the
 Sellers:

      (a) the Employment Agreement;

      (b) stock certificates representing the shares of the Buyer's Stock to be issued to the Sellers hereunder;

      (c) the certificates, instruments and other documents contemplated in
 Section 9.2; and

      (d) all other documents, certificates and instruments required hereunder to be delivered by the Buyer, or as may reasonably be requested by the Sellers or the Company at or prior to the Closing.




                                        7

                                   ARTICLE V.

          REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

      The Sellers and the Company jointly and severally represent and warrant to the Buyer that the statements contained in this Article V are correct and complete as of the date of this Agreement.

      5.1 The Company. (a) Organization; Foreign Qualifications; Authority. The Company is a corporation duly organized, validly existing and in existence under the laws of North Carolina and is duly qualified to transact business as a foreign corporation in, and is in good standing under the laws of, those jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by the Company makes such qualification necessary. The Company has no offices or employees in any state other than North Carolina. The Company has full power and authority under applicable corporate law to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

      (b) Capitalization. There are 20,500 issued and outstanding shares of capital stock of the Company, all of which have been duly authorized and validly issued and are fully paid and nonassessable, have not been issued in violation of the preemptive rights of any shareholder and have been issued pursuant to and in compliance with an applicable exemption under the Securities Act. Except as set forth on Schedule 5.1(b), there are no shares of capital stock or other equity securities of the Company outstanding. Except as disclosed on Schedule 5.1(b), there are no outstanding warrants, options, agreements, convertible or exchangeable securities, calls, puts or rights with respect to any securities of the Company or any other commitments or arrangements to issue, sell, purchase, return or redeem any securities of the Company. There are no securities of the Company reserved for issuance for any purpose.

      (c) Records. Complete and accurate copies of the Company's articles of incorporation and its bylaws and its stock book have been delivered to the Buyer. The stock book of the Company contains complete and accurate records of the record share ownership of the issued and outstanding shares of stock of the Company.

      (d) Subsidiaries and Affiliates. Except as disclosed on Schedule 5.1(d), the Company does not own, directly or indirectly, any capital stock of or any other equity interests in any Person. Schedule 5.1(d) sets forth all Affiliates of the Company.

      (e) Authority Relative to this Agreement. The Company has the power and authority under applicable corporate law to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (including any applicable shareholder approval). This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors' rights and by general principles of equity that may limit the specific performance of particular provisions).

                                        8

      (f) Consents and Approvals, No Violations. (i) Except as set forth on
 Schedule 5.1(f), there is no requirement (other than the filing of the Articles of Merger) applicable to the Company to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated hereby.

           (ii) Except as disclosed on Schedule 5.1(f), the execution, delivery and performance of this Agreement by the Company and its compliance with the terms hereof will not (A) conflict with any provisions of the articles of incorporation or bylaws of the Company, (B) violate or result in a default or breach (or, by its terms, give rise to any liens or right of termination, cancellation or acceleration), or require the consent of a third party in order to continue in full force and effect after Closing, pursuant to the terms of any Contract to which the Company is a party, or (C) violate any Applicable Law.

      5.2 The Sellers. (a) Ownership of Shares. The Sellers collectively own all of the issued and outstanding shares of capital stock of the Company, free and clear of any liens, adverse claims, covenants, conditions, restrictions, claims, charges, pledges or encumbrances of any kind. Gary L. Lackey owns 5,125 Shares; Lewis E. Hubbard owns 125 Shares; Emma B. Hubbard owns 3,812.5 Shares; Bruce R. Hubbard owns 1,250 Shares; Lewis E. Hubbard, Jr., owns 1,250 Shares; Beverly H. Godfrey owns 1,250 Shares and the Eagan Trust owns 7,687.5 Shares. Except as disclosed on Schedule 5.2, none of the Sellers owns any other securities of the Company.

      (b) Authority Relative to this Agreement and the Employment Agreements. Each of the Sellers has the legal right, power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of each of the Sellers, enforceable against him in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors' rights and by general principles of equity that may limit the specific performance of particular provisions).

      (c) Consents and Approvals, No Violations. There is no requirement applicable to any Seller to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated hereby.

      (d) The execution, delivery and performance of this Agreement by the Sellers and their compliance with the terms hereof will not: (i) violate or result in a default or breach (or give rise to any liens or right of termination, cancellation or acceleration) pursuant to the terms of any Contract to which any of them is a party or (ii) violate any Applicable Law.

      5.3 Assets. The Company has good, valid and marketable title to all of its owned Assets free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever except "Permitted Liens," which means (i) liens for current taxes not yet due and payable, (ii) liens in favor of carriers, warehousemen, mechanics, landlords and materialmen imposed by mandatory provisions of law and incurred in the ordinary course of business for sums not yet due and payable and (iii) those liens disclosed on Schedule 5.3.
 Schedule 5.3 lists all leases and any amendments thereto pursuant to which the Company leases or licenses Assets other than Real Property from any other Person providing for rentals of $10,000 per year or greater. Except for such leased or licensed Assets and except for the Real Property leased by the Company as disclosed on Schedule 5.4, there are no Assets (other than Assets that in the aggregate do not have a value in excess of $2,000) used by the Company in the operation of its business that are not owned by the Company. The Assets owned, licensed and leased by the Company constitute all of the Assets sufficient to conduct the business of the Company as presently conducted and are in a good state of repair in all material respects, reasonable wear and tear excepted, usable by the Company for their intended purposes.

      5.4 Interests in Real Property. (a) The Company's leasehold interest in the offices listed on Schedule 5.4 comprise all of the Real Property in which the Company has any interest (other than any interest arising out of the ordinary course of its mortgage lending activities). None of the Sellers or the Company has any knowledge of any type of pending or threatened legal action affecting such Real Property, including without limitation any condemnation action. Except as disclosed on Schedule 5.4, to the knowledge of the Sellers and the Company, the conduct of business by the Company within such Real Property complies with all applicable legal requirements relating to such Real Property, including without limitation requirements under the applicable zoning ordinances, building code requirements and any requirements under applicable private restrictions. To the knowledge of the Sellers and the Company, except as disclosed on Schedule 5.4, all such Real Property is in good condition.

      5.5 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 5.5, the Company has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) other than
 (a) liabilities or obligations reserved against or otherwise disclosed in the Financial Statements, (b) liabilities or obligations under Contracts listed on the Schedules to this Agreement or under Contracts that are not required to be disclosed thereon (but not liabilities for breaches thereof) and (c) liabilities and obligations incurred after December 31, 1996 in the ordinary course of business consistent (in amount and kind) with past practice. Except as disclosed in Schedule 5.5, no facts or circumstances exist that would reasonably be expected to serve as the basis for any other liabilities or obligations of the Company that would be required to be disclosed on Schedule 5.5.

      5.6 Contracts. (a) Schedule 5.6 sets forth all Contracts (other than those arising directly out of the Company's mortgage lending activities) to which the Company is party or by which it or its properties or assets is bound that (i) involve obligations to or by the Company in the future exceeding $10,000; (ii) have a future term (excluding any portion subject to a cancelable right exercisable without penalty) of one year or more; (iii) pursuant to which the Company made warranties of its services that continue in effect; (iv) involves hedging, options or any similar trading activity, or any interest rate exchanges or swaps (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of the Company's business); (v) involves the purchase or sale of any Assets of the Company in excess of $10,000 in the aggregate; or (vi) is otherwise material to the Company.

      (b) Complete copies (or, if oral, full written descriptions) of all Contracts required to be listed hereby on Schedule 5.6, including all amendments thereto, have been delivered to the Buyer. Each of such Contracts is legal, valid, binding, enforceable (except as its enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors' rights and by general principles of equity that may limit the specific performance of particular provisions) and in full force and effect against the Company, and to the knowledge of the Sellers and the Company, the other parties thereto.

      (c) (i) The Company has not committed an uncured event of default (unless permanently waived) under any Contract, and no facts or circumstances exist that with the passage of time or the giving of notice or both would constitute any such event of default. Neither the Sellers nor the Company have received notice (whether oral or written) that the Company is in default under any Contract or of the termination thereof.

           (ii) To the knowledge of the Company and the Sellers, (A) no other party to any Contract has committed an uncured event of default (unless permanently waived) under any Contract, and (B) no facts or circumstances exist that with the passage of time or the giving of notice or both would constitute any such event of default. The Company has not given notice to the other party to any such Contract that such other party is in default thereunder or of the termination thereof.

      5.7 Intellectual Property Rights. (a) The Company owns or has the right to use (pursuant to license, sublicense, agreement or permission) all Intellectual Property currently used in its business as currently conducted and all other Intellectual Property, individually or in the aggregate, material to the operation of its business as currently conducted. All registered trademarks and patents owned or used by the Company (together with any application therefor) and all trade names, copyrights and processes material to the Company's operations are listed on Schedule 5.7. Except as disclosed on Schedule 5.7, the Company has not pledged, mortgaged, assigned, licensed, granted permission with respect to or otherwise transferred any such Intellectual Property to any third party. No such item of Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or charge, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Sellers and the Company, is threatened that challenges the legality, validity, use or enforceability of any such item of Intellectual Property. Except as disclosed on Schedule 5.7, the Company owns all right, title and interest in each such item of Intellectual Property, free and clear of any encumbrance, lien or other restriction. None of the Company's rights with respect to any such Intellectual Property will be terminated, limited or otherwise affected by its execution of this Agreement or its consummation of the transactions contemplated by this Agreement.

      5.8 Financial Statements. Except as disclosed on Schedule 5.8, the Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles. The Financial Statements fairly present the results of operations and financial position of the Company for the periods and as of the dates set forth therein.

      5.9 Loans, Accounts, Notes and Other Receivables. (a) All loans, accounts, notes and other receivables reflected as assets on the Company's books and records (i) have resulted from bona fide business transactions in the ordinary course of the Company's operations, (ii) in all material respects were made in accordance with the Company's standard loan policies and procedures, and (iii) except as disclosed on Schedule 5.9, are owned by the Company free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to the title or to the ownership or collection rights of any other person or entity.

      (b) All records of the Company regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which the Company's loan documentation indicates is secured by any real or personal property or property rights ("Loan Collateral"), such loan is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the Company's records of such loan (except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors' rights and by general principles of equity that may limit the specific performance of particular provisions). For purposes of making the representation in this Section 5.9(b) regarding loans secured by real property, the determination as to rights in and to any such real property may be made based solely on title insurance policies issued with respect to such property, which policies are in full force and effect, valid and enforceable in accordance with their terms (except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors' rights and by general principles of equity that may limit the specific performance of particular provisions) and underwritten by an insurer qualified to transact business in North Carolina.

      (c) To the knowledge of the Sellers and the Company, each loan reflected as an asset on the Company's books, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon. No defense, offset or counterclaim has been asserted with respect to any such loan guaranty.

      (d) Neither the Company nor any Seller has reason to believe that any of the Company's loans and other extensions of credit is not collectible in the ordinary course of the Company's business in an amount that is at least the amount at which it is carried on the Company's books and records.

      5.10 Securities Portfolio and Investments. All securities owned by the Company (whether owned of record or beneficially) are disclosed on Schedule
 5.10 are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would impair the ability of the Company to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time (other than in connection with any repurchase agreements with customers). There are no voting trusts or other agreements or undertakings to which the Company is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" to which the Company has "repurchased" securities under agreement to resell (if any), the Company has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to the Company which is secured by such collateral.

      Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since June 30, 1997, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of the Company's securities portfolio.

      5.11 Legal Compliance. Except as disclosed on Schedule 5.11, the Company is in compliance in all material respects with all Applicable Laws, and no facts or circumstances exist that, with or without the passing of time or the giving of notice or both, would reasonably be expected to serve as the basis for any claim that the Company is not in compliance in any material respect with an Applicable Law. Except as disclosed on Schedule 5.11, the Company has not received any written communication from a Governmental Authority that remains pending alleging its noncompliance with any Applicable Law.

      5.12 Taxes and Tax Returns. (a) The Company has duly and timely filed (including within any applicable extension periods) all Tax Returns required to be filed by it prior to the date hereof and has duly paid such taxes that are due. All such Tax Returns are true, correct and complete in all material respects. Except as set forth in Schedule 5.12, since December 31, 1991, the Company has not incurred any liability for Taxes other than in the ordinary course of business. Schedule 5.12 sets forth all periods since December 31, 1991 for which the federal income tax returns of the Company has been examined by the Internal Revenue Service, and all deficiencies asserted as a result of such examinations (or as a result of any examination of such returns for earlier fiscal years) have


                                       12
 been paid or finally settled. There are no disputes pending in respect of or claims asserted for Taxes, nor are there any pending or, to the knowledge of the Sellers and the Company, threatened audits or investigations or outstanding matters under discussion with any taxing authorities with respect to the payment of Taxes or the Company's Tax Returns, nor has the Company given or been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Taxes for any period. Except as set forth in Schedule 5.12, no issues that have been raised by any taxing authority in connection with any Taxes or Tax Returns of the Company are of a recurring nature that would apply to Taxes or such Tax Returns after the Closing. All required declarations of estimated income taxes related to the operations of the Company have been made, and all Taxes required to be shown on such declarations have been paid. Copies of all Income Tax Returns relating to the operations of the Company for all periods since December 31, 1991 have been delivered to the Buyer.

      (b) No facts exist or have existed that would reasonably be expected to constitute grounds for the assessment of Taxes against the Company beyond the reserves for Taxes shown on the Financial Statements.

      (c) There are no liens with respect to Taxes (except for liens for taxes, assessments or other governmental charges not yet delinquent) upon any of the Company's Assets.

      (d) Since January 1, 1987, the Company has had in effect a valid election under Section 1362(a)(1) of the Code to be taxed as a "Subchapter S" corporation under Section 1361(a)(1) of the Code. In no year has the Company incurred any tax liability under Section 1374 or 1375 of the Code.

      (e) The Company has not been and will not be liable for the tax of any Person relating to conduct or operations prior to the Closing Date under
 Section 1.1502-6 of the Treasury Regulations promulgated pursuant to the Code (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

      5.13 Litigation. There are no lawsuits, claims, or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of the Sellers and the Company, threatened by or against or affecting the Company or any of the Company's Assets, operations or business.

      5.14 Labor and Employment Matters. (a) The Company has delivered to the Buyer complete and accurate copies of each employment, consulting and similar agreement to which the Company is a party, all of which are listed on Schedule
 5.14. Except as disclosed in Schedule 5.14, the Company is not a party to or bound by any written agreement, any employment manual, employment handbook, employment practice or policy constituting a contractual obligation, or any consent decree, court order or statutory obligation: (i) for the employment of any individual, or the provision of services by any individual, who is not terminable by the Company without penalty upon thirty days notice or less; (ii) with any labor union; or (iii) relating to the payment of any severance or termination payment, bonus or death benefit to any employee or former employee or his or her estate or designated beneficiary.

      (b) The Company is not a party to any collective bargaining agreement, and has not recognized or received a demand for recognition of any collective bargaining representative with respect thereto; and during the past three years there have been no material labor strikes, disputes or work stoppages nor, to the knowledge of the Sellers and the Company, are any such actions threatened against the Company.

      (c) Except as set forth in Schedule 5.14, there are no loans or other obligations payable or owing to any officers, directors or employees of the Company, except salaries, wages, bonuses and salary advances and reimbursement of expenses incurred and accrued in the ordinary course of business, nor are any loans or debts payable or owing by any such persons or their Affiliates to the Company, nor has the Company guaranteed any of their loans or obligations.

      (d) The Company is in compliance in all material respects with all laws and other obligations relating to employment, denial of employment or employment opportunity and termination of employment.

      (e) There is no material controversy pending or, to the knowledge of the Company and the Sellers, threatened between the Company and any of its present or former officers, directors, supervisory personnel or any group of its employees.

      5.15 Employee Benefit Plans; ERISA. (a) Schedule 5.15 identifies each Plan by name and ERISA plan number, if any. The Company does not have a formal plan or commitment, and it has not made an announcement of its intentions, whether or not legally binding, to create any additional Plan or modify or change any existing Plan. A true and complete copy of each of the following has been made available to the Buyer with respect to the Company:

           (i) a copy of each written Plan (including all amendments thereto);

           (ii) a copy of the annual returns or reports (including, without limitation, reports on the Form 5500 series, including all attachments thereto), if required under ERISA or the Code, with respect to each Plan for the three most recent plan years with filing deadlines prior to the date of the Agreement or for which returns have actually been prepared or filed prior to the date of the Agreement and a copy of each summary annual report with respect to each such annual report;

           (iii) a copy of the most recent summary plan description, together with each subsequent summary of material modifications, required under ERISA with respect to each Plan and all other material employee communications relating to each Plan;

           (iv) a copy of all written rules, regulations, procedures and interpretations for each Plan;

           (v) if a Plan is funded through a trust or other funding arrangement, including insurance contracts, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

           (vi) all contracts relating to the Plans with respect to which it may have any liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements, administration agreements and record keeping agreements;

           (vii) the most recent determination letter received from the Internal Revenue Service that covers the entire Plan with respect to each Plan that is intended to be qualified under Section 401(a) of the Code, each subsequent determination letter with respect to each such Plan, and complete copies of the determination letter applications (including attachments and cover letters) for each such determination letter; and

                                       14

           (viii) all rulings, opinion letters, information letters or advisory opinions issued by the Internal Revenue Service or the United States Department of Labor with respect to each Plan within the ten-year period prior to the date of this Agreement.

      (b) Prohibited Transactions. Except as disclosed on Schedule 5.15, no prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) or transaction that would violate Section 404 of ERISA has occurred with respect to any Plan which is an "employee benefit plan" as defined in
 Section 3(3) of ERISA in connection with which the Company or any of its officers, directors or employees would be subject, directly or indirectly, to any tax, penalty or liability to any person for prohibited transactions or breach of fiduciary responsibility under ERISA or the Code (including, without limitation, liability for a breach of fiduciary responsibility by a cofiduciary pursuant to Section 405 of ERISA).

      (c) Funding. Except as disclosed on Schedule 5.15, full payment has been made on the Closing Date of all amounts that the Company is required to pay under the terms of each Plan and applicable law (including any employee salary deferral contributions described in Section 125 or 401(k) of the Code). Except as disclosed on Schedule 5.15, the Company will make contributions to the Plans required to be made before the Closing Date for the current plan year and for any prior year through the Closing Date, or if any such contributions are not due before the Closing Date, will make adequate provisions for reserves therefor.

      (d) Compliance with Applicable Law. (i) Each Plan that is subject to Title I of ERISA conforms to, and its administration is in compliance with, applicable federal laws, including but not limited to ERISA; (ii) each Plan that is intended to be qualified under Section 401(a) of the Code meets all of the applicable operational requirements for qualification and meets all of the plan document requirements for qualification that are required to be included in the plan document as of the Closing Date, and either a favorable determination letter has been received or has been applied for, and nothing has occurred since the most recent favorable determination letter that would adversely affect such qualification; (iii) each Plan that includes a cash or deferred arrangement described in Section 401(k) of the Code has been administered in accordance with all applicable requirements of Section 401(k) and the Treasury Regulations issued thereunder; and (iv) each Plan that includes a cafeteria plan described in Section 125 of the Code has been administered in accordance with all applicable requirements of Section 125 and the Treasury Regulations issued thereunder. There is no pending or threatened action, claim or proceeding against or with respect to any Plan by the Internal Revenue Service, the Department of Labor, the Equal Employment Opportunity Commission, or any participant, beneficiary or any other person or entity involving any aspect of the Plans (other than routine benefit claims), nor are there any facts that could form the basis for any such action, claim or proceeding. The Company has fully complied with the reporting and disclosure requirements of the Code and ERISA, the bonding requirements of ERISA, and other provisions applicable to the Plans.

      (e) Multiemployer Plans; Pension Plans. The Company does not participate in or contribute to, and never has participated in or contributed to, any Multiemployer Plan. The Company does not maintain and has never maintained an "employee pension benefit plan" as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA.

      (f) Effect of Agreement. Except as indicated on Schedule 5.15, the execution and performance of this Agreement will not result in any (i) payment (whether retirement benefits, severance pay, unemployment compensation or otherwise) becoming due from the Company to any employee, former employee or director of the Company, (ii) increase in benefits otherwise payable under any Plan, or (iii) acceleration of the time of payment or vesting of any such benefits. No amounts payable to any officer, employee or director of the Company under any Plan in connection with the transactions contemplated hereby will fail to be deductible for federal income tax purposes by virtue of
 Section 280G of the Code.

      (g) Benefits for Former Employees. Except as disclosed on Schedule 5.15, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees beyond retirement or other termination of service other than (i) coverage mandated by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and Title XXII of the Public Health Service Act (collectively, "COBRA"), (ii) death benefits or retirement benefits under any Plan qualified under Section 401(a) of the Code, (iii) disability benefits under any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) that have been fully provided for by insurance or otherwise, (iv) deferred compensation benefits accrued as liabilities on the books of the Company, or (v) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). Each Plan that is subject to the provisions of COBRA has been, and as of the Closing Date will have been, maintained in compliance with the provisions of COBRA.

      5.16 Insurance. Schedule 5.16 lists all of the insurance policies ("Policies") maintained by the Company as of the date hereof, and for each indicates the insurer's name, policy number, expiration date and amount and type of coverage. All such Policies are currently in effect. In addition, the coverage of such Policies shall not be restricted as a result of the transactions contemplated hereby. These Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in the Company's business or as is required by applicable law or regulations, and in the reasonable opinion of the Sellers and the Company, the insurance coverage provided under these Policies is considered reasonable and adequate in all respects for the Company. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors' rights and by general principles of equity that may limit the specific performance of particular provisions) and is underwritten by an insurer qualified to transact business in North Carolina. The Company has taken all requisite actions (including the giving of required notices) under each such policy in order to preserve all rights thereunder with respect to all matters. The Company is not in default under the provisions of, has not received notice of cancellation or nonrenewal of or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims with respect to any policy, and neither the Sellers nor the Company has any knowledge of any state of facts or of the occurrence of any event that is reasonably likely to form the basis for any such claim.

      5.17 Transactions with Affiliates. Except as set forth on Schedule 5.17, none of the Sellers or any other officer or director of the Company, nor any Affiliate of such Persons, has any agreement, arrangement or understanding with the Company (including employment agreements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.

      5.18 Environmental Matters. (a) To the knowledge of the Sellers and the Company, without independent investigation, the Real Property listed on
 Schedule 5.4 (including without limitation the improvements thereon and the soil and groundwater thereunder): (i) does not contain and is not

                                       16

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

 contaminated by any Hazardous Material; and (ii) has never been the subject of a remedial action for an environmental problem.

      (b) The Company: (i) has never sent a Hazardous Material to a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (1) has been placed on the "National Priorities List", the "CERCLIS" list, or any similar state or federal list, or (2) is subject to or the source of a claim, an administrative order or other request to take "removal", "remedial", "corrective" or any other "response" action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) is in compliance in all material respects with all Environmental Laws in all of its activities and operations; (iii) has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits (all of which are listed in Schedule 5.18 and none of which shall be lost or materially modified as a result of this transaction), and generated and maintained all required data, documentation and records under all Environmental Laws; and (iv) will be able to comply with any prospective requirement adopted or promulgated prior to the date hereof under any Environmental Law and to be applicable to the Company in the future without material cost or change in the operations of the Company.

      (c) The Company is not involved in any suit or proceeding and has not received any notice or request for information from any Governmental Authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material.

      5.19 Absence of Changes or Events. Except as disclosed on Schedule 5.19 or in the interim financial statements, since December 31, 1996, the Company has not: (a) issued any shares of capital stock or declared, set aside or paid any dividend or distribution with respect to shares of capital stock; (b) made any form of material changes in any Plan; (c) granted or made any commitments with respect to any increases in any form of compensation to its employees (other than the Sellers) except in the ordinary course of business consistent with past practices; (d) granted or made any commitments with respect to any increases in any form of compensation to the Sellers; (e) entered into any Contract or conducted its business other than in the ordinary course of business consistent with past practices; or (f) except as a result of the consummation of the transactions contemplated by this Agreement, incurred any material adverse change in the business, assets, condition or results of operations of the Company, provided, however, that the Company may make or has made: (i) the monthly distributions permitted by Section 7.4; (ii) a special bonus in an amount not greater than $100,000 in recognition of current and past performance to Gary L. Lackey; (iii) the distribution of approximately $115,000 made as of August 7, 1997 to the shareholders of the Company (which resulted in a book value of the Company as of such date of $700,000); (iv) the engagement of, and payment of fees up to an aggregate amount of $198,000 to, Orr Management; and (v) reasonable fees and expenses, including attorneys' fees, incurred in connection with the Merger. Except for changes resulting from consummation of the Merger (including those items disclosed herein or the schedules hereto) and occurring in the ordinary course of business, the balance sheet of the Company upon Closing (including cash balances and other working capital items) will not be materially and adversely changed from the most recent balance sheet of the Company comprising part of the Financial Statements.

      5.20 Bank Accounts. Schedule 5.20 lists all bank accounts and safe deposit boxes of the Company, all powers of attorney in connection with such accounts and the names of all persons authorized to draw thereon or to have access thereto.

                                       17

      5.21 Corporate and Personnel Data. Schedule 5.21 lists the names, salary rates, and the date of last raise of all the employees of the Company as of a date within 5 days prior to the date hereof.

      5.22 Licenses and Permits. Schedule 5.22 lists all of the material licenses, permits, authorizations, and registrations issued by any Governmental Authority to the Company. No other licenses, permits, authorizations, or registrations are materially necessary to enable the Company to own, lease or otherwise hold its properties or to enable the Company to carry on its business as presently conducted. Except as set forth on Schedule 5.22, no such license, permit, authorization or registration will be violated or made void or be affected in any way adverse to the Company by the consummation of the transactions contemplated by this Agreement.

      5.23 Investment. (a) In connection with the acceptance by the Sellers of shares of the Buyer's Stock under this Agreement, each Seller acknowledges that he is familiar with the operations of the Buyer to the extent of the information furnished by the Buyer in its published reports (including documents filed with the Securities and Exchange Commission or other information required to be prepared pursuant to federal securities laws); that each Seller has had an opportunity to inspect the Buyer's most recent financial information (including annual and quarterly reports on Form 10-K and 10-Q, respectively and any interim press releases, whether or not contained in a Form 8-K) and to ask questions of management concerning the Buyer; that each Seller has received adequate information to enable him to make an informed decision with respect to his ownership of the Buyer's Stock acquired in connection with the Merger.

      (b) Each Seller: (i) is an "accredited investor" within the meaning of Rule 501 under the Securities Act or (ii) has sufficient knowledge and experience in investing in companies similar to the Buyer so as to be able to evaluate the risks and merits of an investment in the Buyer and is able financially to bear the risks of such investment;

      (c) Each Seller is a resident of, and is domiciled in, the state of North Carolina;

      (d) The Buyer's Stock acquired by each Seller in connection with the Merger is being acquired for his or its own account, for investment, and not with a view to or for sale in connection with any unregistered distribution thereof in violation of the Securities Act or any state securities act; and

      (e) Each Seller understands that (i) shares of the Buyer's Stock acquired in connection with the Merger must be held for any applicable holding period under Rule 144 of the Securities Act, or any successor rule or regulation, unless a disposition thereof is registered under the Securities Act or is exempt from such registration, (ii) the certificates representing such shares of the Buyer's Stock shall bear a legend to such effect, and (iii) the Buyer will make or cause to be made a notation on its transfer books to such effect.

      5.24 Certain Regulated Businesses. The Company is neither an "investment company" as defined in the Investment Company Act of 1940, as amended, nor a "public utility holding company" as defined in the Public Utility Holding Company Act of 1935, as amended.

      5.25 Commissions. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the Sellers or the Company other than the Company's payment of fees to Orr Management in an amount not to exceed $198,000.

                                       18

      5.26 Full Disclosure. Neither the representations and warranties of the Company and the Sellers set forth in this Agreement, nor those stated in a certificate or document to be delivered hereunder at or prior to Closing by the Sellers or the Company, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was, is or will be made, in order to avoid statements herein or therein being misleading.

                                   ARTICLE VI.

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer represents and warrants to the Company and the Sellers that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

      6.1 Organization. Each of the Buyer and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

      6.2 Authority Relative to this Agreement. Each of the Buyer and the Merger Sub has the power and authority under applicable corporate law to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Buyer and the Merger Sub, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of the Buyer and the Merger Sub (including any applicable shareholder approval). This Agreement constitutes the legal, valid and binding obligation of each of the Buyer and the Merger Sub, enforceable against each of them in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency or other laws of general applicability affecting creditors' rights and by general principles of equity that may limit the specific performance of particular provisions).

      6.3 Consents and Approvals, No Violations. (a) Except as disclosed on
 Schedule 6.3, there is no requirement applicable to the Buyer or the Merger Sub to make any filing with (other than the Articles of Merger), or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated hereby.

      (b) The execution, delivery and performance of this Agreement by each of the Buyer and the Merger Sub and its compliance with the terms hereof will not:
 (i) conflict with any provisions of its articles of incorporation or bylaws,
 (ii) violate or result in a default or breach (or give rise to any right of termination, cancellation or acceleration or liens) pursuant to the terms of any Contract to which it is a party, or (iii) violate any Applicable Law.

      6.4 Issuance of Shares of the Buyer's Stock. Shares of the Buyer's Stock to be issued to the Sellers hereunder are duly authorized and, when so issued to the Sellers, will be validly issued and outstanding and fully paid and nonassessable, free and clear of any liens, pledges, encumbrances or preemptive rights.

      6.5 Reports. Since December 31, 1994, the Buyer has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with: (i) the Securities

                                       19
 and Exchange Commission, including without limitation Forms 10-K, Forms 10-Q and proxy statements; (ii) the Federal Reserve Board; and (iii) any applicable state securities or banking authorities (collectively, the "Reports"). As of their respective dates, the Reports comply in all material respects with all of the rules and regulations promulgated by the Securities and Exchange Commission, the Federal Reserve Board and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

      6.6 Buyer's Financial Statements. On a consolidated basis, the Buyer's audited statements of income and stockholders' equity for the years ended December 31, 1996, 1995 and 1994 and audited balance sheets as of December 31, 1996, 1995 and 1994, together with the notes thereto, (as included in the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission) have been prepared in accordance with Generally Accepted Accounting Principles and fairly present the results of operations and financial position of the Buyer for the periods and as of the dates set forth therein.

      6.7 Absence of Changes. Since December 31, 1996, except as a result of the consummation of the transactions contemplated by this Agreement, the Buyer, on a consolidated basis with its subsidiaries and taken as a whole, has not incurred a material adverse change in its business, financial condition or results of operations.

      6.8 Commissions. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the Buyer or the Merger Sub.

      6.9 Full Disclosure. Neither the representations and warranties of the Buyer set forth in this Agreement, nor those stated in a certificate or document to be delivered hereunder at or prior to Closing by the Buyer, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was, is or will be made, in order to avoid statements herein or therein being misleading.

                                  ARTICLE VII.

                              AFFIRMATIVE COVENANTS

      7.1 Ordinary Conduct. Except as otherwise contemplated by this Agreement, the Company will, and the Sellers will cause the Company to, from the date of this Agreement to the Closing, conduct its business in the ordinary course in substantially the same manner as presently conducted and will make reasonable commercial efforts consistent with past practices to preserve its relationships with their respective clients, suppliers and others with whom the Company has dealt and to keep available the services of each of its officers. Additionally, except as otherwise contemplated by this Agreement or as set forth on Schedule 7.1, the Company will not do any of the following without the prior written consent of the Buyer:

      (a)  amend its articles of incorporation or bylaws;

      (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock or equity equivalents of any class or any other of its securities, or amend any of the terms of any securities outstanding as of the date hereof;

      (c) except as permitted by Section 5.19 or disclosed on Schedule 5.19, (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or (iii) redeem or otherwise acquire any of its securities;

      (d) (i) incur or assume any long-term debt or issue any debt securities or, except under existing lines of credit (including the existing line of credit made by John T. Eagan, Jr. or any affiliate of his to the Company, as more specifically described on Schedule 5.9 (the "Eagan Line of Credit")) and in amounts not material to it, incur or assume any short-term debt other than in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iii) make any loans, advances or capital contributions to, or investments in, any other Person, (iv) pledge or otherwise encumber shares of its capital stock or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereupon, other than Permitted Liens;

      (e) adopt or amend any Plan;

      (f) except as permitted by Section 5.19 or disclosed on Schedule 5.19, grant to any director, executive officer or employee any increase in his or her compensation or pay or agree to pay to any such person other than in the ordinary course of business any bonus, severance or termination payment, specifically including any such payment that becomes payable upon the termination of such person by it after the Closing;

      (g) (i) acquire, sell, lease or dispose of any assets outside the ordinary course of business, or any other assets that in the aggregate are material to it, or (ii) enter into any Contract or transaction outside the ordinary course of business consistent with past practice;

      (h) (i) change or modify any of the accounting principles or practices used by it or (ii) revalue in any material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

      (i) (i) acquire any Person (or division thereof), any equity interest therein or the assets thereof; (ii) enter into, cancel or modify any Contract other than in the ordinary course of business consistent with past practices;
 (iii) enter into, cancel or modify any Contract involving an amount in excess of $10,000; (iv) authorize any new capital expenditure or expenditures that, individually or in the aggregate, are in excess of $10,000; or (v) enter into or amend any Contract with respect to any of the foregoing;

      (j) except as permitted by Section 5.19 or disclosed on Schedule 5.19, pay, discharge or satisfy, cancel, waive or modify any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the Financial Statements or on Schedule 5.5 or incurred in the ordinary course of business consistent with past practices;

      (k) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

      (l) take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of it or the Sellers contained in this Agreement untrue or incorrect or would result in any of the conditions set forth in this Agreement not being satisfied; or

      (m) agree, whether in writing or otherwise, to do any of the foregoing.

      7.2  Covenants of the Sellers.

      (a) Transfer of Shares. Each Seller agrees that between the date hereof and the earlier of the Closing or the date on which this Agreement is terminated, he shall not transfer, pledge, hypothecate or otherwise encumber any of the Shares owned by him or grant to any Person any right to purchase any of the Shares other than the rights granted to the Buyer hereunder.

      (b) Restricted Stock. The shares of the Buyer's Stock issued in connection with the Merger have not been registered under the Securities Act, and each Seller agrees that he will not offer, sell, pledge or otherwise transfer any of such shares of the Buyer's stock except pursuant to an effective registration statement or in accordance with an applicable exemption from the registration requirements of the Securities Act accompanied by a legal opinion as to such exemption in form reasonably satisfactory to the Company and its counsel and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

      (c) Release. Each Seller (in his capacity as employee, shareholder, officer or director, or otherwise) hereby releases and forever discharges the Company, the Surviving Corporation, the Buyer and their Affiliates, and each of their stockholders, directors, officers, employees, agents and successors and assigns, (all of such parties, collectively, the "Released Parties") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, fixed or contingent, both at law and in equity, other than as may arise under and are brought in connection with this Agreement, that such Seller has, ever had or may hereafter have against any of the Released Parties based on facts, circumstances, events or omissions occurring prior to Closing, whether or not relating to claims pending on or asserted after the Closing; provided, however, that this Section 7.2(c) shall become effective only upon Closing. Each Seller hereby covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any matters purported to be released hereby. Notwithstanding the foregoing, the release set forth in this Section 7.2(c) shall not (i) apply to any claims or rights that any Seller may have against a Released Party with respect to which proceeds have been paid under an insurance policy held by or on behalf of the Surviving Corporation, (ii) affect employment-related benefits to which the Company has committed prior to Closing or is required by law to provide, (iii) affect director and officer indemnity and advancement rights to which any Seller would otherwise have a right under applicable corporate law or the Company's governing charter documents, (iv) apply to John T. Eagan, Jr. or any affiliate of his with respect to the collection of loans or advances made under the Eagan Line of Credit, or (v) apply to claims solely among the Sellers and John T. Eagan, Jr. as to rights of contribution or similar claims for liabilities incurred under this Agreement.

                                       22

      (d) Gary L. Lackey agrees, subject to the conditions stated in Sections
 9.1 and 9.2, to execute and deliver, and cause to be executed and delivered, to the Buyer at or by the Closing the Employment Agreement.

      7.3  Covenants of the Buyer.

      (a) Employment Agreement. The Buyer will, subject to the conditions stated in Sections 9.1 and 9.3, cause the Surviving Corporation to execute and deliver the Employment Agreement at or prior to Closing.

      (b) Merger Sub. The Buyer will cause the Merger Sub to be a direct, wholly owned subsidiary of the Buyer and shall cause the Surviving Corporation to be a first-tier subsidiary of the Buyer except to the extent applicable federal tax law permits the Surviving Corporation to be contributed to a direct or indirect subsidiary of the Buyer without violating the Merger's compliance with Code
 Section 368(a). The Buyer will cause the Surviving Corporation to continue the historic business of the Company or use a significant portion of the Company's business assets in a business so long as it is required for the Merger to comply with Code Section 368(a).

      (c) Listing of Additional Shares. The Buyer will notify the Nasdaq Stock Market of the listing of the shares of the Buyer's Stock to be issued in connection with the Merger within 30 days after the Closing Date.

      (d) Compliance with Rule 144. For a period of two years after the Closing Date, the Buyer will use its reasonable best efforts to comply with the requirements of Rule 144, promulgated by the Securities and Exchange Commission pursuant to the Securities Act, necessary for the Sellers to sell the shares of Buyer's stock received hereunder under Rule 144 after the expiration of any applicable holding period thereunder.

      (e) Guaranties. The Buyer shall execute any guaranties in substitution of and releasing any Seller's personal guaranties of any obligations of the Company.

      (f) Registration Rights. In connection with any underwritten public offering of the Buyer's Stock in respect of which a registration statement has been filed under the Securities Act on Form S-1 or S-3, at the option of such underwriter(s), the sale of the shares of Buyer's Stock received by the Sellers hereunder shall be covered by such registration statement.

      7.4 Monthly Distributions. The Company (or upon Closing, the Surviving Corporation) will make monthly distributions to the Sellers of 70% of the Company's income from operations, if any, for the period from August 1, 1997 through October 31, 1997 (or if Closing does not occur in November 1997, such other month-end on or immediately prior to Closing); provided, however, that the aggregate amount of such monthly distributions will not exceed 70% of the Company's income from operations for that entire period. Computation of the Company's income from operations will be based on monthly financial statements prepared by or on behalf of the Company in accordance with Generally Accepted Accounting Principles, except as modified: (a) in accordance with Schedule 5.8,
 (b) to reflect any downward adjustment to income required by the above proviso relating to the aggregate amount of distributions permitted under this Section,
 (c) to exclude as an expense (and thus from the computation of income) the amounts of any payments or distributions permitted to be made by subclauses
 (ii) through (iv) of Section 5.19, and (d) to include as an expense (offsetting income) all fees, costs and expenses incurred or to be incurred by the Company in connection with this Agreement and the Merger, as required by Section 12.1. Such financial statements will be subject to the approval of the Buyer. The Company shall deliver these financial statements to the Buyer within 30 days after the end of each applicable calendar month. If the Buyer does not accept any of such monthly financial statements, it will give written notice to the Sellers within 30 days after receipt thereof, which notice shall set forth in reasonable detail the basis for the Buyer's objections. The Buyer will be deemed to have accepted such financial statements at 5:00 p.m. Charlotte, North Carolina time on the 30th day after receipt thereof if the Buyer has not by then given the Sellers timely written notice of objection. If the Buyer and the Sellers are unable to resolve the disagreement within 30 days after the delivery of the Buyer's objections, the parties shall engage a mutually agreeable independent certified public accounting firm to resolve the issues. With respect to any such dispute, the accounting firm shall apply Generally Accepted Accounting Principles to the issues at hand and will not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The decision of the accounting firm shall be rendered within 30 days after its engagement and shall be binding on the parties. The Buyer and the Company each shall pay one-half of the cost of the accounting firm.

      7.5 Reorganization for Tax Purposes. Each of the parties hereto undertakes and agrees to use its reasonable best efforts to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code and that it will not intentionally take any action that would cause the Merger to fail to so qualify.

      7.6 Accounting Treatment. Each of the parties hereto undertakes and agrees to use its reasonable best efforts to cause the Merger to qualify to be treated as a "pooling-of-interests" under Generally Accepted Accounting Principles and that it will not intentionally take any action that would cause the Merger to fail to so qualify.

      7.7 Consummation of Agreement. The Company, the Sellers and the Buyer (on behalf of itself and the Merger Sub) each agree to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Agreement so that the transactions contemplated hereby shall be consummated. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of the Company, the Sellers, the Buyer or the Merger Sub that would materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, each party will notify the others of any such event and the parties will use their reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.

      7.8 Schedules to Agreement. The Company and the Sellers will promptly notify the Buyer of any event, fact or other circumstance arising after the date hereof that would have caused the disclosure schedules delivered under this Agreement to be untrue or misleading had such event, fact or circumstance arisen prior to the delivery of such schedules.

      7.9 Corporate Action. The Company and the Buyer will, and the Buyer shall cause the Merger Sub to, take all corporate action necessary to consummate this Agreement and the Merger. The Sellers as shareholders of the Company shall take all action necessary for the Company to consummate and give effect to the Merger.

      7.10 Maintenance of Corporate Existence. The Company and the Buyer shall, and the Buyer shall cause the Merger Sub through Closing to, maintain in full force and effect their respective corporate existences.

      7.11 No Solicitation. In recognition of the time that will be expended and the expense which will be incurred by the Buyer in connection with the transactions contemplated hereby, the Company and the Sellers will not, and the Company will use its best efforts so that its officers, employees and agents will not, directly or indirectly or through agents, brokers or otherwise, until this Agreement is closed or is terminated as provided in this Agreement, encourage, solicit, engage in negotiations or discussions with or provide information with respect to any inquiries or proposals relating to (a) the possible direct or indirect acquisition of all or a portion of the Company's capital stock or its assets or (b) any business combination with the Company. Additionally, the Sellers and the Company agree to promptly notify the Buyer upon any inquiries by a third Person relating to the foregoing subclauses (a) and (b).

                                  ARTICLE VIII.

                      DISCLOSURE OF ADDITIONAL INFORMATION

      8.1 Access to Information. Prior to the Closing Date, the Company and the Sellers shall: (a) give the Buyer and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the books, records, offices and other facilities and properties of the Company; and (b) furnish the Buyer with such financial and operating data and other information with respect to the business operations of the Company including, but not limited to, information relating to Taxes as the Buyer may from time to time reasonably request.

      8.2 Access to Premises. Prior to Closing, the Company and the Sellers shall give the Buyer and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to all property leased by the Company for the purpose of inspecting such property.

      8.3 Confidentiality. Prior to Closing, except as otherwise provided in
 Section 8.4, the parties hereto shall not discuss or disclose, and each will use its best efforts to cause its employees, lenders, accountants, representatives, agents, consultants and advisors not to discuss or disclose, or use for any purpose other than the transactions contemplated hereby, the subject matter or transactions contemplated by this Agreement or information pertaining to the Company, with any other Person without the prior consent of the other parties hereto, unless (a) such information is public other than as a result of a violation of this Agreement or (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby.

      8.4 Publicity. Without the prior consent of the other parties, no party hereto shall issue any news release or other public announcement or disclosure, or any general public announcement to its employees, suppliers or customers, regarding this Agreement or the transactions contemplated hereby, except as may be required by law, but in which case the disclosing party shall provide the other parties hereto with reasonable advance notice of the timing and substance of any such disclosure.

                                       25

                                   ARTICLE IX.

                              CONDITIONS TO CLOSING

      9.1 Mutual Conditions. The obligations of all the parties hereto to effect the transaction contemplated hereby shall be subject to the fulfillment of the following conditions, any of which may be waived by all of the parties hereto:

      (a) Adverse Proceedings. The Company, any Seller, the Buyer or the Merger Sub shall not be subject to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement and no Governmental Authority shall have instituted a suit or proceeding that is then pending and seeks to enjoin or prohibit the transactions contemplated hereby. Any party who is subject to any such order, decree or injunction or the subject of any such suit or proceeding shall take any steps within that party's control to cause any such order, decree or injunction to be modified so as to permit the Closing and to cause any such suit or proceeding to be dismissed.

      (b) Consents. All permits, authorizations, consents and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated hereby have been obtained.

      (c) Accounting Treatment. The Buyer shall have received assurances from Deloitte and Touche, in form and substance satisfactory to it, to the effect that the Merger will qualify to be treated as a "pooling-of-interests" for accounting purposes. The Buyer also shall have received a letter from Deloitte and Touche in form and substance satisfactory to it to the effect that such accountants are not aware of any fact or circumstance that might cause the Merger not to qualify for such treatment. Nothing shall have come to the attention of the Buyer that any event has occurred or that any condition or circumstance exists that makes it likely that the Merger may not so qualify.

      9.2 Conditions to the Obligations of the Company and the Sellers. The obligation of the Company and the Sellers to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by the Sellers:

      (a) All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). The Buyer shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing. The Sellers shall have received a certificate to the matters set forth in this Section 9.2 signed by the Buyer.

      (b) All documents required to have been executed and delivered by the Buyer, on behalf of itself or the Merger Sub, to the Company or the Sellers at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

      (c) The Sellers shall have received a legal opinion from Robinson, Bradshaw & Hinson, P.A., counsel to the Buyer, dated as of the Closing Date, containing opinions in form and substance reasonably acceptable to the Sellers.

      (d) As of the Closing Date, the Sellers shall have received the following documents with respect to the Merger Sub:

           (i) a true and complete copy of its articles of incorporation and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

           (ii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

           (iii) a certificate from its Secretary or an Assistant Secretary certifying that its articles of incorporation have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence;

           (iv) a true and complete copy of the resolutions of its Board of Directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

           (v) a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

      9.3 Conditions to the Obligations of the Buyer. The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by the Buyer:

      (a) The Buyer will have completed its financial, operations, legal and other due diligence review of the Company and will be satisfied in its sole discretion with the results of such review.

      (b) The Company shall have obtained all consents of third parties contemplated by Section 5.1(f) and its corresponding schedule.

      (c) All representations and warranties of the Company and the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). The Company and the Sellers shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing. The Buyer shall have received certificates to the matters set forth in this Section 9.3 signed by an authorized officer of the Company and by the Sellers.

      (d) All documents required to have been executed and delivered by the Sellers, the Company or any third party to the Buyer at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the Buyer or the Merger Sub if so contemplated thereby.

      (e) The Buyer shall have received a legal opinion from Blanco Tackabery Combs Matamoros P.A., counsel to the Company and the Sellers, dated as of the Closing Date, containing opinions in form and substance reasonably acceptable to the Buyer.

      (f) As of the Closing Date, the Buyer shall have received the following documents with respect to the Company:

           (i) a long-form certificate of its corporate existence issued by the jurisdiction of its incorporation as of a recent date;

           (ii) a true and complete copy of its articles of incorporation and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

           (iii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

           (iv) a certificate from its Secretary or an Assistant Secretary certifying that its articles of incorporation have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence;

           (v) a true and complete copy of the resolutions of its Board of Directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary;

           (vi) a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement; and

           (vii) the results of a search of the appropriate state offices as of a recent date reflecting the filing of Uniform Commercial Code financing statements against it and any pending litigation involving and outstanding judgments against it.

                                   ARTICLE X.

                                   TERMINATION

      10.1 Termination. The obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

      (a)  By mutual written consent of the Company and the Buyer;

      (b) By either the Buyer or the Company, if there shall be any law or regulation that makes consummation of this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Company, the Sellers, the Buyer or the Merger Sub from consummating this



                                       28

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

 Agreement is entered and such judgment, injunction, order or decree shall become final and non-appealable;

      (c) By either the Buyer or the Company, if the conditions to the obligation to effect the transactions contemplated hereby of the party seeking termination shall not have been fulfilled or waived by January 31, 1998, and if the party seeking termination is in material compliance with all of its obligations under this Agreement; and

      (d) By either the Buyer or the Company, if a condition to the obligation to effect the transactions contemplated hereby of the party seeking termination shall have become incapable of fulfillment (notwithstanding the efforts of the party seeking to terminate as set forth in Section 7.7) and has not been waived.

      10.2 Procedure and Effect of Termination. In the event of a termination contemplated hereby by any party pursuant to Section 10.1, the party seeking to terminate this Agreement shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by any party hereto. In such event:

      (a) The parties hereto shall continue to be bound by their obligations of confidentiality set forth in Section 8.3, and all copies of the information provided by the Company hereunder will be returned to the Company or destroyed immediately upon its request therefor.

      (b) All filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Person to which made.

      (c) The terminating party shall be entitled to seek any remedy to which such party may be entitled at law or in equity for the violation or breach of any agreement, covenant, representation or warranty contained in this Agreement.

                                   ARTICLE XI.

                                 INDEMNIFICATION

      11.1 Survival of Representations. The representations, warranties, covenants and agreements made by the Company will not survive the Closing. All representations, warranties, covenants and agreements made by the Sellers and the Buyer will survive the Closing. No warranty or representation shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the warranty or representation was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such person that any warranty or representation is false at the time of signing or Closing. All claims made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this Article.

      11.2 Sellers' Agreement to Indemnify. (a) Subject to the limitations set forth in this Section 11.2, the Sellers hereby agree jointly and severally to indemnify, defend and hold harmless the Buyer, the Surviving Corporation and any of their Affiliates, and all officers, directors, equity holders, employees and agents thereof (all of such parties, collectively, the "Buyer Affiliates"), from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses (including, without limitation, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any action or threatened action) incurred by any of the Buyer Affiliates arising out of or in connection with or resulting from (i) a breach of any covenant, agreement, representation or warranty of the Company or any Seller contained in this Agreement or in any agreement or instrument executed and delivered pursuant to this Agreement on or prior to Closing or (ii) Taxes that are assessed on or incurred by the Surviving Corporation or the Sellers (or any successor thereof) on the basis of action, facts, circumstances, events or omissions occurring prior to Closing (collectively, "Buyer's Damages").

      (b) In the event there is a claim for Buyer's Damages resulting from the assertion of liability by a third party, the Buyer will, or will cause the Surviving Corporation to, give the Sellers notice of any such third-party claim within thirty days after receiving notice thereof, and the Sellers may undertake the lead defense thereof by counsel of its own choosing if (i) the Sellers provide written notice to the Buyer that the Sellers intend to undertake such defense and agree that (A) any damages or liabilities resulting from such third-party claim are Buyer's Damages and (B) the Sellers will be jointly and severally responsible for and indemnify the Buyer Affiliates against such damages and liabilities in accordance with this Section 11.2, (ii) the Sellers provide the Buyer with evidence reasonably acceptable to the Buyer that the Sellers will have the financial resources to defend against the third-party claim and fulfill its indemnification obligations hereunder, (iii) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the third-party claim is not, in the good faith judgment of the Buyer likely to establish a precedent adverse to the continuing business interests of the Surviving Corporation (or any successor thereof) and
 (v) the Sellers conduct the defense of the third-party claim actively and diligently. Any Buyer Affiliate may by counsel participate in such proceedings, negotiations or defense at its own expense.

      In the event that within ten days after notice of any such third-party claim, the Sellers have not notified the Buyer of their intention to defend the third-party claim or in the event that, in the good faith judgment of the Buyer, the Sellers have not satisfied the conditions in the above subclauses
 (i) through (v), any Buyer Affiliate will have the right to undertake the defense, compromise or settlement of such claim. The Sellers may by counsel participate in such proceedings, negotiations or defense at any time at their own expense. None of the Buyer Affiliates shall settle any such third-party claim without the consent of the Sellers, which consent shall not be unreasonably withheld. The Buyer Affiliates and the Sellers will furnish to each other in reasonable detail such information as they may have with respect to any claim for Buyer's Damages.

      (c) Notwithstanding the foregoing, with respect to Buyer's Damages arising from breaches of representations and warranties (except those in Section 5.2 to which this Section 11.2(c) is inapplicable): (i) the Sellers, jointly and severally, shall be obligated to indemnify the Buyer Affiliates in the aggregate only up to the amount of the Merger Price, provided that none of Gary
 L. Lackey, the Hubbards (as a group) or the Eagan Trust shall be obligated to indemnify the Buyer Affiliates in excess of 50% of Buyer's Damages; (ii) a Buyer Affiliate must have given the Sellers notice of any such breaches within two years after the Closing Date and with respect to the representations in Sections 5.12 (relating to Taxes), 5.14 (relating to Labor and Employment Matters) and 5.18 (Environmental Matters), the applicable statutes of limitation; and (iii) the Sellers will not be liable for any such Buyer's Damages unless and until the aggregate amount of such Buyer's Damages exceeds $20,000 (at which time the Sellers will be liable for such initial $20,000). Further notwithstanding the foregoing, the Sellers will have no liability with respect to Buyer's Damages to the extent of any insurance proceeds received by the Surviving Corporation in connection therewith; provided, however, that any such insurance proceeds received shall not be taken into account and shall not reduce Buyer's Damages for the purpose of determining whether the threshold of $20,000 (as described above) has been met.

      (d) Notwithstanding the foregoing, the Sellers shall have no indemnification obligations under this Section 11.2 until Closing has occurred, but upon Closing, the Sellers' indemnification obligations under this Section
 11.2 shall exist without regard to this Section 11.2(d) and without regard to whether the basis for any claim arises prior to or after Closing.

      (e) After the Closing, this Section 11.2 shall provide the exclusive remedy for the breach of any covenant, agreement, representation or warranty made in this Agreement by the Sellers or the Company.

      11.3 Buyer's Agreement to Indemnify. (a) Subject to the limitations set forth in this Section 11.3, the Buyer hereby agrees to indemnify, defend and hold harmless the Sellers from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses (including, without limitation, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any action or threatened action) incurred by the Sellers arising out of or in connection with or resulting from a breach of any covenant, agreement, representation or warranty of the Buyer contained in this Agreement or in any agreement or instrument executed and delivered pursuant to this Agreement on or prior to the Closing (collectively, "Sellers' Damages").

      (b) In the event there is a claim for Sellers' Damages resulting from the assertion of liability by a third party, the Sellers will give the Buyer notice of any such third-party claim within thirty days after receiving notice thereof, and a Buyer Affiliate may undertake the defense thereof by counsel of its own choosing if (i) the Buyer provides written notice to the Sellers that a Buyer Affiliate intends to undertake such defense and agrees that (A) any damages or liabilities resulting from such third-party claim are Sellers' Damages and (B) the Buyer Affiliates will be responsible for and indemnify the Sellers against such damages and liabilities in accordance with this Section 11.3, (ii) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) the Buyer Affiliates conduct the defense of the third-party claim actively and diligently. The Sellers may by counsel participate in such proceedings, negotiations or defense at their own expense.

      In the event that within ten days after notice of any such third-party claim, no Buyer Affiliate has notified the Sellers of its intention to defend the third-party claim or in the event that, in the good faith judgment of the Sellers, the Buyer Affiliates have not satisfied the conditions in the above subclauses (i) through (iii), the Sellers will have the right to undertake the defense, compromise or settlement of such claim.
  The Buyer Affiliates may by counsel participate in such proceedings, negotiations or defense at any time at their own expense. The Sellers shall not settle any such third-party claim without the consent of the Buyer, which consent shall not be unreasonably withheld. The Buyer Affiliates and the Sellers will furnish to each other in reasonable detail such information as they may have with respect to any claim for Sellers' Damages.

      (c) Notwithstanding the foregoing, with respect to Sellers' Damages arising from breaches of representations and warranties, (i) the Buyer shall be obligated to indemnify the Seller Affiliates in the aggregate only up to the amount of the Merger Price, (ii) a Seller Affiliate must have given the Buyer notice of any such breaches within two years after the Closing Date, and (iii) the Buyer shall not be liable for any such Sellers' Damages unless and until the aggregate amount of such Sellers' Damages exceeds $20,000 (at which time the Buyer shall be liable for such initial $20,000).

      (d) After the Closing, this Section 11.3 shall provide the exclusive remedy for the breach of any covenant, agreement, representation or warranty made in this Agreement by the Buyer.

                                  ARTICLE XII.

                            MISCELLANEOUS PROVISIONS

      12.1 Expenses. Whether or not the transactions contemplated hereby are consummated, () the Buyer shall pay all fees, costs and expenses incurred by it and the Merger Sub in connection with this Agreement and the transactions contemplated hereby and () the Company shall pay all fees, costs and expenses incurred by it in connection with this Agreement and the Merger.

      12.2 Action by Sellers. Except as otherwise expressly provided in this Agreement, any act or decision of the Sellers hereunder (including without limitation any decision relating to termination, waiver of conditions and indemnification) shall require the consent or approval of the Sellers who then hold a majority of the Shares (if prior to Closing) or who held a majority of the Shares immediately prior to Closing (if at or subsequent to Closing), and any act or decision approved or consented to by such Sellers shall be binding upon all of the Sellers.

      12.3 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Company, the Sellers and the Buyer.

      12.4 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of the Buyer, on one hand, and the Company or the Sellers, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party or parties only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.4.

      12.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission, one Business Day after sending by a reputable national over-night courier service or three Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

      (a) Any notice to the Company or the Sellers shall be delivered to the following addresses:

                     Gary L. Lackey
                     GLL & Associates, Inc.
                     Post Office Box 25027  (27114-5027)
                     154 Charlois Boulevard
                     Winston-Salem, North Carolina  27103

                     Telephone:  910/760-4911
                     Facsimile:  910/659-4045

                     Eagan Family Trust
                     c/o John T. Eagan, Jr.
                     Post Office Box 25168
                     Winston-Salem, North Carolina  27114-5168

                     Lewis E. Hubbard
                     285 S. Stratford Road
                     Winston-Salem, North Carolina  27103


                     with a copy to:

                     Blanco Tackabery Combs Matamoros P.A.
                     P.O. Drawer 25008  (27114-5008)
                     110 S. Stratford Road, Suite 500
                     Winston-Salem, North Carolina  27104
                     Attention:  Brian L. Herndon

                     Telephone:  910/761-1250
                     Facsimile:  910/761-1530

      (b) Any notice to the Buyer shall be delivered to the following addresses:

                     Bank of Granite
                     23 North Main Street (P.O. Box 128)
                     Granite Falls, North Carolina  28630
                     Attention:     John A. Forlines, Jr.

                     Telephone:     704/496-2000
                     Facsimile:     704/496-2116
                     with a copy to:

                     Robinson, Bradshaw & Hinson, P.A.
                     1900 Independence Center
                     101 North Tryon Street
                     Charlotte, North Carolina  28246
                     Attention:  Henry H. Ralston

                     Telephone:     704/377-2536
                     Facsimile:     704/378-4000

 Any party may change the address to which notice is to be given by notice given in the manner set forth above.

      12.6 Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, except that the Buyer may assign its rights and obligations under this Agreement to any Affiliate of the Buyer. If such assignment is made, the assignee shall be entitled to all of the rights and shall assume all the obligations of the Buyer hereunder, but the Buyer shall not be released from liability for the performance of the obligations of such assignee under this Agreement. This Agreement shall not be deemed to confer upon any third party beneficiaries or other Persons, including any employees of the Company, any rights or remedies hereunder.

      12.7 Separable Provisions. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect.

      12.8 Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina.

      12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

      12.11 Entire Agreement. This Agreement, including the Schedules and any exhibits hereto, embodies the entire agreement and understanding of the parties with respect of the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby, including the letter of intent dated as of August 11, 1997 between the Buyer and the Company.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                          COMPANY:

                          GLL & ASSOCIATES, INC.


                          By:  /s/ Gary L. Lackey
                               Gary L. Lackey, President


                          SELLERS:


                          /s/ Gary L. Lackey
                          GARY L. LACKEY


                          /s/ Lewis E. Hubbard
                          LEWIS E. HUBBARD


                          /s/ Emma B. Hubbard
                          EMMA B. HUBBARD


                          /s/ Bruce R. Hubbard
                          BRUCE R. HUBBARD


                          /s/ Lewis E. Hubbard, Jr.
                          LEWIS E. HUBBARD, JR.


                          /s/ Beverly H. Godfrey
                          BEVERLY H. GODFREY

                          EAGAN FAMILY TRUST, under irrevocable
                          agreement dated July 16, 1997


                          By:  /s/ John T. Eagan, Jr.
                               John T. Eagan, Jr., Trustee

                          BUYER:

                          BANK OF GRANITE CORPORATION


                          By:  /s/ John A. Forlines, Jr.
                               John A. Forlines, Jr.
                               Chief Executive Officer